Exhibit 99.1

Creative Computer Applications, Inc.

Summary:	Creative Computer Applications, Inc.
(AMEX - CAP) reports that it has entered into an Agreement for a Private Placement of its common stock.

Company Contact:	Steven M. Besbeck, President & CEO
(818) 880-6700 x 252

FOR IMMEDIATE RELEASE

CALABASAS, CALIFORNIA, August 22, 2005,.... CREATIVE COMPUTER APPLICATIONS, INC. or CCA, (AMEX-CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and medical imaging departments announced today that it has flied a Current report on Form 8K today announcing that it has entered into an agreement for the private placement of its common stock with a group of accredited investors.

CCA and a group of accredited investors entered into a Common Stock and Warrant Purchase Agreement effective August 18, 2005.  Under the Purchase Agreement, subject to the approval of CCA’s shareholders and other closing conditions, CCA will sell an aggregate of 1,500,000 shares of common stock and warrants to purchase up to 300,000 shares of common stock to the investors in a private placement.  The per share purchase price of the shares is $2.00, for an aggregate purchase price of $3,000,000, and the exercise price under the warrants is $3.00 per share.  The funds will be used for the transaction related expenses of the recently announced merger with StorCOMM, Inc., costs associated with the integration of the business’s, and general working capital purposes.  CCA’s Form 8K filed today details the transaction and the closing conditions.

Steven M. Besbeck, President and CEO of CCA stated, “The private placement will provide the necessary additional funds to help ensure the successful execution of our strategic integration plans associated with our merger with StorCOMM, Inc.  We are pleased that this group of investors has the confidence in us, our strategy, and appreciate their support.”

CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and medical imaging departments.  Its primary products, CyberLAB®, CyberMED® and CyberRAD® are highly functional, scalable, and can be deployed in a variety of healthcare settings.  CCA’s systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/.

26115-A MUREAU ROAD   • CALABASAS, CALIFORNIA  91302-3128

(818) 880-6700  • (800) 437-9000 •  FAX (818) 880-4398

StorCOMM Inc. is a leader in the design, development, implementation and support of highly scalable PACS and Clinical Image Management Systems tailored to meet the needs of healthcare organizations in the United States and abroad.  StorCOMM’s ACCESS.net family of systems provides enterprise wide system solutions for imaging centers, orthopedic environments, and hospitals.  AccessNET systems are deployed in more than 180 sites in the US and Europe. For more information about StorCOMM, its products and services, visit http://www.storcomm.com/.

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to management, including management’s own knowledge and assessment of the Company’s industry and competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.